Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Michael C. Venuti, Ph.D.	Craig Kussman
(650) 228-1299	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

DISCOVERY PARTNERS INTERNATIONAL REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

San Diego, CA – February 21, 2006 – Discovery Partners International, Inc. (NASDAQ: DPII) today announced unaudited financial results for the three and twelve months ended December 31, 2005.

Revenue from continuing operations for the three months ended December 31, 2005 was $7.4 million, a decrease of $4.9 million, or 40 percent, compared to $12.3 million for the same period in 2004. The decrease in revenue for the fourth quarter of 2005 versus 2004 was due to lower chemistry service revenue from Pfizer and lower screening volumes.

As a result of the previously announced sale of the instrumentation product lines, the Company no longer reports any product revenues and associated expenses, nor any historical operating results related to the net assets sold. These results are reported as discontinued operations.

Revenue from continuing operations for the twelve months ended December 31, 2005 was $34.8 million, a decrease of $9.5 million, or 21 percent, compared to $44.3 million in 2004. The decrease in revenue for 2005 versus 2004 was due to lower chemistry service revenue from Pfizer and lower screening service revenue caused by a lower level of screening service activity. The decrease in chemistry service revenue was partially offset by new revenue from the NIH.

Net loss for the three months ended December 31, 2005 was $7.9 million, or $0.30 per share, including a $3.7 million, or $0.14 per share, non-cash impairment charge associated with the write-down of our uARCS technology, a $0.9 million, or $0.04 per share, restructuring charge associated with the consolidation of our South San Francisco chemistry operations, and a $0.4 million, or $0.02 per share, gain on the sale of discontinued operations, compared to net income of $1.4 million, or $0.05 per share, for the same period in 2004. Net loss for the twelve months ended December 31, 2005 was $14.2 million, or $0.54 per share, including a $4.7 million, or $0.18 per share, non-cash impairment charge associated with the write-down of our toxicology-based and uARCS technologies, $1.0 million, or $0.04 per share, of restructuring charges associated with our South San Francisco and Tucson chemistry operations, and a $0.4 million, or $0.02 per share, gain on the sale of discontinued operations, compared to net income of $3.9 million, or $0.15 per share, for the same period in 2004.

Gross margin as a percentage of revenue for the fourth quarter and full year of 2005 were 10 percent and 28 percent, respectively, down from the 42 percent and 43 percent results in the fourth quarter and full year of 2004, respectively, due to lower volumes in all service revenues, an unfavorable mix of revenues, accelerated depreciation charges and reserves on raw material inventory related to our decision to cease chemistry library synthesis operations in our South San Francisco facility, and from charges relating to lease remediation obligations.

Research and development costs for the fourth quarter of 2005 were $1.1 million, compared to $0.5 million in the third quarter of 2004. Research and development costs for 2005 were $3.9 million, compared to $1.5 million in the same period of 2004. The increase in research and development costs resulted from the acquisition of the natural compound based discovery business of Biofrontera Discovery GmbH and from the redeployment of development scientists and engineers from direct revenue generating activities of customer funded R&D programs and collaborations to internal programs focused on in-silico tools, screening assays and drug discovery process development.

Selling, general and administrative costs for the fourth quarter of 2005 were $3.8 million, up from $3.3 million in the fourth quarter of 2004 due to severance payments to our former CEO, which more than offset decreased business development expenses from lower staffing levels. Selling, general and administrative costs for 2005 were $15.1 million, compared to $14.4 million in 2004. The increase in selling, general and administrative costs for 2005 resulted primarily from costs related to separation agreements with former executives, which more than offset savings from decreased business development activities and lower incentive compensation costs.

The Company recorded $0.9 million of restructuring charges during the fourth quarter of 2005 related to the consolidation of our South San Francisco chemistry operations into our San Diego facility and $0.1 million of restructuring charges during the first quarter of 2005 due to higher than expected facility remediation costs in connection with the shutdown of our Tucson facility that we announced in 2003. There were no restructuring costs in 2004.

During the fourth quarter of 2005, the Company recorded a non-cash impairment charge of $3.7 million related to its decision to discontinue further commercialization efforts for the uARCS screening technology platform. The Company recorded a non-cash impairment charge of $1.0 million during the first quarter of 2005 due to the partial write-down of our toxicology-based intangible assets. The loss of a customer, due to bankruptcy, indicated the carrying value of our toxicology-based intangible assets was not recoverable. There were no impairment charges in 2004.

The Company reported a $0.4 million gain on sale of discontinued operations during the fourth quarter of 2005, relating to the sale of our instrumentation product lines. The discontinued operations contributed a $46 thousand loss during the fourth quarter of 2005, compared to a profit of $0.2 million in the fourth quarter of 2004. For the full year 2005 the discontinued operations contributed a $0.8 million loss, compared to a profit of $0.5 million in 2004.

Cash, cash equivalents and short-term investments at December 31, 2005 were $83.5 million, an increase of $2.8 million from the balance at September 30, 2005 due primarily to a reduction in working capital requirements associated with the decrease in revenues and the sale of the instrumentation product line, and a decrease in our fixed asset requirements, which more than offset the net loss exclusive of the non-cash impairment charge.

For 2006, as a result of the non-renewal of the Pfizer contract and the consolidation of chemistry operations, the Company is projecting a net loss in the range of $15 million to $17 million on a revenue level of about two-thirds that of 2005. The Company presently has approximately 70% of its anticipated 2006 revenue amount in backlog. Based on the 2006 projected level of net loss, in the absence of any further restructuring initiatives, M&A activity, or stock repurchases, the Company projects to utilize between $12 million and $14 million of cash and to end 2006 with a net cash balance in excess of $70 million.

“During the past year, we continued to work with companies worldwide in all aspects of drug discovery research,” commented Michael C. Venuti, Ph.D., acting CEO of Discovery Partners. “To continue to take advantage of the Company’s expertise in drug discovery in the face of major changes in the contract research sector created by off shoring, we will seek to build value in opportunities that have a focused approach to building a product portfolio through collaborative efforts. It is important to note that we do not intend to initiate early-stage drug discovery activities outside of partnerships that would cause us to dramatically increase our expenses. We are currently pursuing collaborations in assay development, biology, medicinal and computational chemistry that will create value and provide a revenue stream to offset some or all of the associated expense,” continued Venuti.

“During 2005, the mounting challenges to our business were amply demonstrated to us in three of our core revenue-generating operations. We announced late in the year our non-renewal of the major contract from Pfizer for 2006 and beyond. The impact of the loss of this revenue is dramatic, and has caused us to close our library synthesis facility in South San Francisco, and to consolidate our chemistry platform into our San Diego facility. We decided to sell our instrumentation product line, as it was not consistent with our current collaborations strategy. We also believe that offshore outsourcing pricing pressure on biology services, similar to that already seen in chemistry, is looming, and has and will continue to force us to reduce our reliance on such fee-for-service work as the primary basis of our business,” continued Venuti.

“We enter 2006 cognizant of these facts under reorganized management and with an imperative from our Board to make best use of DPI’s current financial and scientific assets to accelerate the Company’s entry into more substantial value-creating activities. At this point, we are currently exploring a range of options, including merger or acquisition opportunities that are specifically identified to create or enhance a product portfolio with defined risk and timelines to milestones. Through such a combination, or other options that we may pursue, we intend to provide our shareholders a clear and focused pathway to increased value,” concluded Venuti.

A conference call discussing fourth quarter 2005 financial results and outlook for 2006 will be publicly available via the Company’s website, at http://www.discoverypartners.com. The live webcast will begin at 11:00 am Eastern Time, on Tuesday, February 21, 2006. In addition to the live webcast, replays will be available to the public on Discovery Partners’ website, http://www.discoverypartners.com and by calling (888) 203-1122, access code: 5934269 through Tuesday, February 28, 2006.

About Discovery Partners International, Inc.

Discovery Partners International, Inc. (DPI) is a small molecule and natural product based drug discovery company, offering collaborations and services complementing the internal capabilities of pharmaceutical and biopharmaceutical companies. DPI has the platform, the process, and the people, to carry out drug discovery from target to optimized leads. DPI has actively contributed to dozens of drug discovery collaborations. Discovery Partners International is headquartered in San Diego, California and has operations in the United States and Europe. For more information on Discovery Partners International, Inc., please visit the company’s web site at http://www.discoverypartners.com.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty. Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, research and development efforts and business environment, including the Company’s 2006 expectations of revenue, loss and cash utilization and year-end cash balance, its ability to establish and maintain collaborations that generate revenue and shareholder value, its strategies for using the Company’s current financial and scientific assets to accelerate its entry into more substantial value-creating activities, its ability to execute on any of these strategies, including any mergers or acquisitions that are specifically identified to create or enhance a product portfolio, its ability to integrate any acquired businesses or assets, and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission and Discovery Partner’s other SEC reports. Backlog measures are not defined by GAAP and our measurement of backlog may vary from that used by others. While we believe that long-term backlog trends serve as a useful metric for assessing the growth prospects for our business, backlog is not a guarantee of future revenues and provides no information about the timing on which future revenue may be recorded.

DISCOVERY PARTNERS INTERNATIONAL, INC.

Selected Consolidated Financial Data

(In Thousands, Except Per Share Amounts)

Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2005	2004	2005	2004
	(Unaudited)		(Unaudited)

Revenues:
Services	$7,354	$12,331	$34,837	$44,268
Cost of revenues:
Services	6,597	7,186	25,108	25,145
Gross margin	757	5,145	9,729	19,123

Operating expenses:
Research and development	1,109	540	3,919	1,546
Selling, general and administrative	3,792	3,340	15,068	14,433
Amortization of stock-based compensation	196	337	1,017	947
Restructuring	928	—	1,040	—
Impairment of long-lived assets	3,722	—	4,721	—

Total operating expenses	9,747	4,217	25,765	16,926

Income (loss) from operations	(8,990)	928	(16,036)	2,197

Interest income, net	527	413	2,019	1,419
Foreign currency transaction gain (loss), net	18	(181)	39	(264)
Other income, net	206	25	288	89

Income from operations before income taxes	(8,239)	1,185	(13,690)	3,441

Income tax	16	12	31	56

Net income (loss) from continuing operations	$(8,255)	$1,173	$(13,721)	$3,385

Discontinued operations:
Gain on sale of discontinued operations	394	—	394	—
Gain (loss) from discontinued operations	(46)	194	(838)	518

Net income (loss)	$(7,907)	$1,367	$(14,165)	$3,903

Net income (loss) per share for continuing operations, basic & diluted	$(0.32)	$0.04	$(0.53)	$0.13

Net income (loss) per share for discontinued operations, basic & diluted	$0.01	$0.01	$(0.02)	$0.02

Net income (loss) per share, basic & diluted	$(0.30)	$0.05	$(0.54)	$0.15

Weighted average shares outstanding, basic	26,057	25,802	26,040	25,319

Weighted average shares outstanding, diluted	26,057	26,832	26,040	26,272

Summary Balance Sheets

(In Thousands)

	December 31,	December 31,
	2005	2004
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$24,231	$13,148
Short-term investments	59,255	66,870
Accounts receivable, net	5,673	12,786
Inventories, net	579	2,391
Prepaid and other current assets	2,696	2,744
Assets of discontinued operations	—	2,509
Total current assets	92,434	100,448

Restricted cash	1,061	1,120
Property and equipment, net	7,951	7,096
Prepaid royalty, net	—	4,828
Patents and license rights, net	718	1,891
Other assets, net	116	260
Total assets	$102,280	$115,643

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,093	$2,639
Accrued compensation	1,298	2,296
Restructuring accrual	928	294
Deferred revenue	2,358	885
Liabilities of discontinued operations	—	966
Total current liabilities	6,677	7,080

Deferred rent	420	156
Other long-term liabilities	108	—
Total long term liabilities	528	156

Stockholders’ Equity:
Common stock	26	26
Common stock issuable	1,597	2,657
Treasury stock	(1,037)	(795)
Additional paid-in-capital	209,237	207,804
Deferred compensation	(919)	(2,186)
Accumulated other comprehensive income	64	630
Accumulated deficit	(113,893)	(99,729)
Total stockholders’ equity	95,075	108,407
Total liabilities and stockholders’ equity	$102,280	$115,643

Summary Statement of Cash Flows

(In Thousands)

	Three Months Ended December 31, 2005	Twelve Months Ended December 31, 2005
	(Unaudited)	(Unaudited)

Net Loss	$(7,907)	$(14,165)

Adjustments to reconcile net loss to cash and cash equivalents provided by operating activities:
Gain on sale of discontinued operations	(394)	(394)
Depreciation and amortization	1,198	5,212
Amortization of stock-based compensation	196	1,017
Restructuring expense	928	1,040
Loss on disposal of assets	89	113
Realized loss on investments	—	134
Impairment of long-lived assets	3,721	4,721
Change in operating assets and liabilities:
Accounts receivable	3,023	6,567
Inventories	634	1,341
Other current assets	75	7
Accounts payable and accrued expenses	(800)	(1,631)
Restructuring accrual	—	(406)
Deferred revenue	210	1,600
Deferred rent	137	266
Restricted cash	124	56
Net cash provided by operating activities	1,234	5,478

Net cash provided by (used in) operating activities of discontinued operations	(47)	952

Investing activities:
Net cash paid for net tangible assets	(1)	(1,478)
Purchases of property and equipment	(343)	(3,221)
Proceeds from sale of division	1,737	1,737
Other assets	23	5
Purchases of patents, license rights and other prepaid royalties	—	(2)
Purchases of short-term investments, net	(12,926)	7,388
Net cash provided by (used in) investing activities	(11,510)	4,429

Net cash used in investing activities of discontinued operations	—	(52)

Financing activities:
Net proceeds from issuance of common stock	112	455
Principal payments on capital leases	—	(245)
Purchase of treasury stock	(72)	(81)
Net cash provided by financing activities	40	129
Effect of exchange rate changes	132	147

Net increase (decrease) in cash and cash equivalents	(10,151)	11,083

Cash and cash equivalents at beginning of period	34,382	13,148
Cash and cash equivalents at end of period	$24,231	$24,231